Exhibit 99.1

Milestone Core EPS at $3.14 for Calendar 2014

CINCINNATI, OHIO, February 9, 2015 – Multi-Color Corporation (NASDAQ: LABL) today announced third quarter fiscal 2015 results.

“Organic growth, improvements in existing operations and stronger contributions from acquisition integrations led to a much better fiscal Q3 year over year with another 21% gross margin quarter. We are focused on continuing to grow core EPS by maintaining the same strategies and disciplines in FY16. Improved earnings are being reflected in stronger cash flow giving us the capacity to fund growth while maintaining leverage discipline,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Third quarter highlights:

•	Net revenues increased 12% to $189.1 million from $169.4 million compared to the prior year quarter. Net revenues increased 10% or $17.0 million due to acquisitions occurring after the beginning of the third quarter of fiscal 2014, 3% due to higher sales volumes, and 2% due to pricing sales/mix. Revenues also decreased 3% due to the unfavorable impact of foreign exchange rates primarily driven by depreciation in the Australian dollar and the Euro.

•	Gross profit increased $11.0 million or 38% compared to the prior year quarter, including a strong performance from acquisitions occurring after the beginning of the third quarter of fiscal 2014, which contributed $3.7 million to the increase. Gross margins increased to 21% of sales revenues compared to 17% in the prior year quarter primarily due to improved operating efficiencies in North America, South America and Asia Pacific.

•	Selling, general and administrative (SG&A) expenses increased $2.1 million or 15% compared to the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2014 contributed $1.4 million to the increase. Core SG&A, as a percentage of sales, was 8.2% for the current year quarter compared to 8.0% in the prior year quarter. Non-core items included in SG&A expenses in fiscal 2015 and fiscal 2014 consisted of acquisition expenses of $0.5 million and $0.3 million, respectively.

•	In November 2014, the Company announced plans to consolidate its manufacturing facilities located in Norway, Michigan and Watertown, Wisconsin into its other existing facilities. In connection with these closures, the Company recorded $1.9 million in facility closure expenses in the current year quarter. During the prior year quarter, the Company recorded $1.4 million in facility closure expenses related to the fiscal 2014 closure of the Company’s plant in El Dorado Hills, California.

•	Operating income increased 61% to $22.3 million from $13.8 million in the prior year quarter. Core operating income increased 59% to $24.6 million from $15.5 million. Operating income increased due to improved operating efficiencies in North America, South America and Asia Pacific and a strong contribution from recent acquisitions, partially offset by non-core expenses. Acquisitions occurring after the beginning of the third quarter of fiscal 2014 contributed $2.3 million of increased operating income.

•	Interest expense increased $2.6 million or 48% compared to the prior year quarter primarily due to the write-off of deferred financing fees related to debt refinancing. Core interest expense increased $0.6 million or 11% compared to the prior year quarter primarily due to an increase in debt borrowings to finance fiscal 2014 acquisitions. The Company had $452.2 million of debt at December 31, 2014 compared to $408.9 million at December 31, 2013.

•	Other income, net was $0.2 million in the current year quarter compared to $4.0 million in the prior year quarter. Core other income, net was $0.2 million in both the current and prior year quarters. Non-core items included in other income in the prior year quarter related to a change in the accrual of $3.8 million for amounts due to settle a claim.

•	The effective tax rate was 33% in the current year quarter compared to 28% in the prior year quarter primarily due to the tax effect of a $3.8 million gain on a legal claim agreement which was not assessable for tax purposes in the prior year quarter. The effective tax rate on core net income was 34% in the current year quarter compared to 39% in the prior year quarter. The Company expects its annual effective tax rate to be approximately 35%.

•	Diluted earnings per share (EPS) increased 8% to $0.57 cents per diluted share from $0.53 cents in the prior year quarter. Excluding the impact of the special items noted below, core EPS increased 97% to $0.73 cents per diluted share from $0.37 cents in the prior year quarter. Net income increased to $9.5 million from $8.9 million in the prior year quarter. Core net income increased to $12.4 million from $6.2 million in the prior year quarter.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended December 31, 2014 and 2013. Refer to the tables in Exhibit A for a reconciliation of adjustments made to SG&A expenses, operating income, EBITDA, interest expense, other income, and effective tax rate between reported GAAP and Non-GAAP results.

	Three Months Ended
	12/31/14 (in 000’s)	Diluted EPS	12/31/13 (in 000’s)	Diluted EPS
Net income and diluted EPS, as reported	$9,543	$0.57	$8,881	$0.53
Acquisition expenses, net of tax	373	0.02	245	0.02
Legal claim agreement, net of tax	—	—	(3,800)	(0.23)
Facility closure expenses, net of tax	1,181	0.07	874	0.05
Deferred loan fee write off, net of tax	1,259	0.07	—	—

Core net income and diluted EPS, (Non-GAAP)	$12,356	$0.73	$6,200	$0.37

Nigel Vinecombe said, “We welcome Multi-Labels in England and New Era Packaging in Ireland to the MCC Group in the March quarter and expect them to contribute combined revenues of approximately $30 million for FY16.”

Year-to-date highlights:

•	Net revenues increased 18% to $605.3 million from $512.9 million compared to the nine months ended December 31, 2013. Net revenues increased 15% or $77.4 million due to acquisitions occurring after the beginning of fiscal 2014 and 4% due to higher sales volumes. Foreign exchange rates led to a decrease of 1% in revenues compared to the nine months ended December 31, 2013.

•	Gross profit increased $36.0 million or 39% compared to the nine months ended December 31, 2013 including a strong contribution from acquisitions occurring after the beginning of fiscal 2014 of $18.0 million. Gross margins increased to 21% of sales revenues primarily due to improved operating efficiencies in North America, South America, and Asia Pacific.

•

Selling, general and administrative (SG&A) expenses increased $6.9 million or 17% compared to the nine months ended December 31, 2013. Core SG&A increased $8.2 million or 21% compared to the nine months ended December 31, 2013 including $5.7 million in relation to acquisitions occurring after the beginning of fiscal 2014. The remaining increase in core SG&A primarily relates to professional fees and compensation expenses. Core SG&A increased as a percentage of sales to 7.9% from 7.7% in the prior year period. Non-core items related to acquisition and integration expenses in both periods and were $0.8 million in the nine months ended December 31, 2014 compared to $2.1 million in the same period of the prior year.

•	During the nine months ended December 31, 2014, facility closure expenses were $7.3 million, including $1.9 million in the third quarter. These expenses include a non-cash asset impairment charge of $5.2 million booked in the second quarter related primarily to consolidation of the Company’s manufacturing facilities located in Norway, Michigan and Watertown, Wisconsin into its other existing facilities. During the nine months ended December 31, 2013, facility closure expenses were $1.4 million related to the fiscal 2014 closure of the Company’s plant in El Dorado Hills, California.

•	Operating income increased $22.3 million or 45% compared to the nine months ended December 31, 2013. Core operating income increased 52% to $81.3 million from $53.5 million. Non-core items in fiscal 2015 primarily relate to acquisition expenses of $0.8 million, facility closure expenses of $7.3 million and a goodwill impairment loss of $1 million related to finalization of the 2014 estimate for the Latin America Wine & Spirit reporting unit. Acquisitions occurring after the beginning of fiscal 2014 contributed $12.3 million to the increase.

•	Interest expense increased by $3.8 million or 24% compared to the nine months ended December 31, 2013 including the write-off of $2.1 million of deferred financing fees as a result of debt refinancing. Core interest expense increased by $1.7 million or 11% primarily due to an increase in debt borrowings to finance fiscal 2014 acquisitions.

•	The effective tax rate was 35% for the nine months ended December 31, 2014 compared to 33% in the nine months ended December 31, 2013. The effective tax rate on core net income was 35% for both the nine months ended December 31, 2014 and December 31, 2013.

•	Diluted earnings per share (EPS) increased 33% to $2.02 cents per diluted share in the nine months ended December 31, 2014 from $1.52 in the nine months ended December 31, 2013. Excluding the impact of the non-core items noted below, core EPS increased 68% to $2.46 cents per diluted share from $1.46 cents in the nine months ended December 31, 2013. Net income increased to $34.1 million from $25.2 million in the prior year. Adjusted for non-core items, net income increased to $41.4 million from $24.2 million in the prior year.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the nine months ended December 31, 2014 and 2013. Refer to the tables in Exhibit A for a reconciliation of adjustments made to SG&A expenses, operating income, EBITDA, interest expense, other income, and effective tax rate between reported GAAP and Non-GAAP results.

	Nine Months Ended
	12/31/14 (in 000’s)	Diluted EPS	12/31/13 (in 000’s)	Diluted EPS
Net income and diluted EPS, as reported	$34,105	$2.02	$25,171	$1.52
Integration expenses, net of tax	—	—	781	0.05
Acquisition expenses, net of tax	653	0.04	907	0.05
Loss on currency repatriation, net of tax	—	—	312	0.02
Legal claim agreement, net of tax	—	—	(3,800)	(0.23)
Facility closure expenses, net of tax*	4,456	0.27	874	0.05
Goodwill impairment loss, net of tax	951	0.06	—	—
Deferred loan fee write off, net of tax	1,259	0.07	—	—

Core net income and diluted EPS, (Non-GAAP)	$41,424	$2.46	$24,245	$1.46

*	Including $42 incurred in the three months ended June 30, 2014 and adjusted EPS for rounding

Fiscal Year 2015 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on February 9, 2015 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 888-713-4214 (participant code 46736989) or for international access, please call 617-213-4866 (participant code 46736989) by 9:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on February 9, 2015 through 11:59 p.m. (ET) on February 16, 2015 by calling 888-286-8010 (participant code 65327265) or internationally, by calling 617-801-6888 (participant code 65327265). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=PPDFNG3WY. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Such forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation: factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategy or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to its customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments; acceptance of new product offerings, services and technologies; new developments in packaging; ability to effectively manage our growth and execute our long-term strategy; ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; the risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; ability to market new products; our ability to maintain an effective system of internal control; our ability to remediate our material weaknesses in our internal control over financial reporting; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings; availability, terms and developments of capital and credit; dependence on key personnel; quality of management; ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition to the factors described in this paragraph, Part I, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2014 contains a list and description of uncertainties, risks and other matters that may affect the Company.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 3,450 associates across 33 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net revenues	$189,127	$169,435	$605,307	$512,913
Cost of revenues	148,973	140,319	476,218	419,868

Gross profit	40,154	29,116	129,089	93,045
Gross margin	21%	17%	21%	18%
Selling, general and administrative expenses	15,978	13,909	48,614	41,667
Facility closure expenses	1,915	1,382	7,274	1,382
Goodwill impairment	—	—	951	—

Operating income	22,261	13,825	72,250	49,996

Interest expense	8,147	5,501	19,828	16,043
Other income, net	(213)	(3,969)	(264)	(3,541)

Income before income taxes	14,327	12,293	52,686	37,494
Income tax expense	4,784	3,412	18,581	12,323

Net income	$9,543	$8,881	$34,105	$25,171

Basic shares outstanding	16,564	16,381	16,571	16,319
Diluted shares outstanding	16,837	16,647	16,853	16,577

Basic earnings per share	$0.58	$0.54	$2.06	$1.54
Diluted earnings per share	$0.57	$0.53	$2.02	$1.52

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands, except per share data)

Unaudited

	December 31, 2014	March 31, 2014
Current Assets	$211,301	$213,424
Total Assets	$920,997	$964,466
Current Liabilities	$97,570	$156,431
Total Liabilities	$621,718	$666,719
Stockholders’ Equity	$299,279	$297,747
Total Debt	$452,212	$478,202

Exhibit A

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s non-GAAP financial measurements reported for the periods presented in this release are: core SG&A expenses, core operating income, core EBITDA, core interest expense, core other income, core net income, core diluted earnings per share, core income before income taxes, and core effective tax rate. These non-GAAP financial measurements are adjusted to exclude the following non-core items: goodwill impairment losses, facility closure expenses, acquisition-related expenses, integration expenses, write off of deferred loan fees, loss on currency repatriation, and expenses related to a legal claim settlement. These non-GAAP financial measures provide investors with an understanding of the Company’s SG&A expenses, operating income, EBITDA, interest expense, other income, net income, diluted EPS, and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these non-GAAP financial measures assist investors in making a consistent comparison of these measures for its three and nine months ended December 31, 2014 compared to the results of the prior periods. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to SG&A expenses, operating income, EBITDA, interest expense, other income and effective tax rate, between reported GAAP and Non-GAAP results for the three and nine months ended December 31, 2014 and 2013:

Core SG&A Expenses:

	Three Months Ended		Nine Months Ended
	12/31/14 (in 000’s)	12/31/13 (in 000’s)	12/31/14 (in 000’s)	12/31/13 (in 000’s)
SG&A expenses, as reported	$15,978	$13,909	$48,614	$41,667
Integration expenses	—	—	—	(1,116)
Acquisition expenses	(451)	(289)	(788)	(971)

Core SG&A expenses, (Non-GAAP)	$15,527	$13,620	$47,826	$39,580

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	8.2%	8.0%	7.9%	7.7%

Core Operating Income and Core EBITDA:

	Three Months Ended		Nine Months Ended
	12/31/14 (in 000’s)	12/31/13 (in 000’s)	12/31/14 (in 000’s)	12/31/13 (in 000’s)
Operating income, as reported	$22,261	$13,825	$72,250	$49,996
Integration expenses	—	—	—	1,116
Acquisition expenses	451	289	788	971
Goodwill impairment	—	—	951	—
Facility closure expenses	1,915	1,382	7,274	1,382

Core operating income, (Non-GAAP)	$24,627	$15,496	$81,263	$53,465

Core operating income, as a % of net revenues, (Non-GAAP)	13.0%	9.1%	13.4%	10.4%

Depreciation	$7,540	$6,879	$22,347	$20,425
Amortization	2,830	2,374	8,653	6,984

Core EBITDA, (Non-GAAP)	$34,997	$24,749	$112,263	$80,874

% of net revenues	18.5%	14.6%	18.5%	15.8%

Core Interest Expense:

	Three Months Ended		Nine Months Ended
	12/31/14 (in 000’s)	12/31/13 (in 000’s)	12/31/14 (in 000’s)	12/31/13 (in 000’s)
Interest expense, as reported	$8,147	$5,501	$19,828	$16,043
Loss on write-off of deferred financing fees	(2,056)	—	(2,056)	—

Core interest expense, (Non-GAAP)	$6,091	$5,501	$17,772	$16,043

Core Other Income, Net:

	Three Months Ended		Nine Months Ended
	12/31/14 (in 000’s)	12/31/13 (in 000’s)	12/31/14 (in 000’s)	12/31/13 (in 000’s)
Other income, net, as reported	$(213)	$(3,969)	$(264)	$(3,541)
Legal claim agreement	—	3,800	—	3,800
Loss on currency repatriation	—	—	—	(312)

Core other income, net (Non-GAAP)	$(213)	$(169)	$(264)	$(53)

Core Effective Tax Rate:

	Three Months Ended		Nine Months Ended
	12/31/14 (in 000’s)	12/31/13 (in 000’s)	12/31/14 (in 000’s)	12/31/13 (in 000’s)
Income before income taxes, as reported	$14,327	$12,293	$52,686	$37,494
Non-core items	4,422	(2,129)	11,069	(19)

Core income before income taxes, (Non-GAAP)	$18,749	$10,164	$63,755	$37,475

	Three Months Ended		Nine Months Ended
	12/31/14 (in 000’s)	12/31/13 (in 000’s)	12/31/14 (in 000’s)	12/31/13 (in 000’s)
Income tax expense, as reported	$4,784	$3,412	$18,581	$12,323
Income tax expense non-core items	1,609	552	3,750	907

Core income tax expense, (Non-GAAP)	$6,393	$3,964	$22,331	$13,230

Effective tax rate	33%	28%	35%	33%
Core effective tax rate, (Non-GAAP)	34%	39%	35%	35%

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311